Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement on Form S-8 of our report dated March 8, 2018, with respect to the consolidated financial statements of CapStar Financial Holdings, Inc. and subsidiary as of December 31, 2017, 2016, and 2015, and for each of the years in the three-year period ended December 31, 2017.

/s/ Elliott Davis, LLC

Elliott Davis, LLC

Franklin, Tennessee

October 1, 2018